UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 5, 2008

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and

Item 1.02 Termination of a Material Definitive Agreement.

Pursuant to an agreement dated December 5, 2008, Alphatec Holdings, Inc. (“Alphatec Holdings”), Alphatec Spine, Inc., a California corporation and a wholly owned subsidiary of Alphatec Holdings (“Alphatec Spine”, together with Alphatec Holdings, “Alphatec”), entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) and Oxford Finance Corporation (“Oxford”, together with SVB the “Lenders”), which permits Alphatec to borrow up to $30 million (the “Credit Facility”). The Credit Facility is due in April 2012 and consists of a $15 million term note and a $15 million working capital line of credit. The initial interest rate of the term note is the three-month LIBOR rate plus 8.0%, and the interest rate of the working capital line of credit is SVB’s most recent prime rate plus either 2.5% or 2.0%, based on Alphatec’s financial performance. The Credit Facility also provides for a minimum interest rate with respect to the working capital line of credit. SVB received a warrant to purchase 190,476 shares of common stock of Alphatec Holdings at $1.89 per share, exercisable for a term of 10 years. Oxford received a warrant to purchase 285,714 shares of common stock of Alphatec Holdings at $1.89 per share, exercisable for a term of 10 years. The funds from the Credit Facility will be used to pay off both Alphatec Spine’s existing line of credit of $12.75 million and equipment notes of approximately $0.9 million, both of which had General Electric Capital Corporation as the lender, and will serve as a source of capital for ongoing operations and working capital needs.

The Credit Facility contains customary lending and reporting covenants, which, among other things, prohibit Alphatec from assuming further debt obligations and any liens, unless otherwise permitted under the Credit Facility. Upon the occurrence of an event of default, which includes the failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, or the occurrence of an event or change which could have a material adverse effect on Alphatec, the interest to be charged pursuant to the Credit Facility shall be increased to a rate that is up to five percentage points above the rate effective immediately before the event of default, and all outstanding obligations become immediately due and payable.

On December 9, 2008, Alphatec, NexMed, Inc., a wholly owned subsidiary of Alphatec Spine, and General Electric Capital Corporation agreed to mutually terminate Credit and Security Agreement dated October 2, 2007 (the “GECC Credit Agreement”) that provided for an aggregate $20.0 million commitment to the borrowers. In connection with the termination of the GECC Credit Agreement, paid off the outstanding principal balance, and any interest related thereto, which were outstanding under the GECC Credit Agreement. In addition, the borrowers paid an early termination fee of $400,000 in connection with the termination of the GECC Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated December 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
(Registrant)

Date: December 11, 2008	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Vice President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 9, 2008